EMPLOYMENT AGREEMENT

Agreement made as of March 19, 2007 between Standard Microsystems Corporation, a Delaware corporation having an office at 80 Arkay Drive, Hauppauge, New York 11788 (“Company”) and Steven J. Bilodeau, residing at 9 Merriman Point Road, Center Sandwich, NH 03227 (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to retain the Executive as the Company’s President and Chief Executive Officer, upon the terms and conditions hereinafter in this Agreement set forth, and the Executive desires to be so employed; and

WHEREAS, the Company and the Executive acknowledge that the Executive is currently a “Specified Employee” as defined under Section 409A of the Internal Revenue Code (the “Code”), thereby necessitating certain changes to the Executive’s original Employment Agreement dated March 18, 1999; and

WHEREAS, a primary change from the original Employment Agreement dated March 18, 1999 shall be to ensure that certain payments are not made until 6 months after the Executive separates from service with the Company, except to the extent that any exceptions may exist under Section 409A of the Code and the regulations promulgated thereunder or any successor thereto (collectively referred to herein as “409A”); and

WHEREAS, the original Employment Agreement dated March 18, 1999 is more than seven years old, has been amended several times during the intervening period, and is being updated,

Now, therefore, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	Title and Duties. Company shall employ the Executive as the Company’s President and Chief Executive Officer, effective as of the date of execution hereof. The Executive shall render his services faithfully and to the best of his ability and devote his full business time and attention to the services to be rendered by him hereunder. Company shall use best efforts to cause Executive’s election and re-election as a director of Company during the Employment Term.

3. Term; Severance; Change in Control.

a.	The term of employment under this Agreement (the “Employment Term”) shall commence as of the date hereof and shall continue through 18 November 2008. Thereafter, the Employment Term shall be automatically extended for one-year periods, unless either party shall give notice (“Contrary Notice”), at least ninety (90) days prior to the end of the Employment Term, that the Employment Term shall not be so extended.

b.	Notwithstanding Section 3.a, the Employment Term shall terminate prior to any date otherwise specified in Section 3.a, upon:

i.	Executive’s death or Disability. “Disability” shall mean the physical or mental incapacity of the Executive which prevents Executive from performing the Executive’s duties as herein provided for a continuous period of 60 days or an aggregate period of 90 days during any consecutive six-month period. Disability shall be deemed to have occurred as of the end of the applicable period. Termination as a result of death is effective on the date of death;

ii.	Notice by Company of termination for “Cause”, which shall mean the Executive’s: (x) material dishonesty in the course of employment, (y) willful and material failure to perform his duties hereunder, following delivery of written notice thereof and a reasonable period, not to exceed 30 days from delivery of notice, to cure such failure, or (z) conduct, regardless of whether in the course of employment, constituting a felony or any crime involving moral turpitude;

iii.	Notice by Company of termination other than for Cause. Reduction of compensation or duties, contract non-renewal, or requirement to relocate outside of Long Island or “other breach” hereof shall be considered notice of termination under this subsection. An “other breach” of the contract is not effective until the Company fails to cure the “other breach” within 30 days following delivery of written notice thereof by the Executive to Company;

iv.	Notice of voluntary termination by Executive within six months after a “Change in Control” of Company. For purposes hereof, a “Change in Control” of Company shall mean an event that Company would report, as such, pursuant to Securities and Exchange Commission Form 8-K, or as defined under 409A; or

v.	Notice of voluntary termination by Executive within six months after Company’s shareholders fail to elect Executive as a member of the Company’s Board of Directors.

c.	(A) Should Company terminate the Employment Term pursuant to paragraph (iii) of Section 3.b: Company shall pay Executive, in lump sum on the day of termination; (i) an amount equal to one year’s Base Salary, an amount equal to the value of any deferred compensation (not including stock appreciation rights, stock options, or stock grants), and any accrued, unused vacation and unreimbursed business expenses (including automobile and relocation expense, and tax gross up on such automobile and relocation expenses); (ii) an amount equal to the annual Bonus described in Section 4.a.(ii) herein; (iii) Company shall continue to provide Company paid individual life insurance and shall pay the cost of all family group health insurance plans under COBRA, provided by Company to Executive as of the date of such termination, for a period of 18 months from the date of termination of the Employment Term, or until Executive shall have sooner obtained full-time employment; and (iv) any stock option, stock grants (including restricted stock) or stock appreciation right (“SAR”) granted by Company will immediately vest and any stock option or SAR granted to Executive shall remain exercisable for 24 months after said termination (the “Extension Period”), and expire at the end of such 24 month period; provided, that the Extension Period shall be limited to such shorter period of time as may be required to comply with 409A and as may be set forth in the applicable stock option plan,

(B) Should Company terminate the Employment Term pursuant to paragraph (i) of Section 3.b: Company shall pay Executive, in lump sum on the day of termination; (i) an amount equal to one year’s Base Salary, an amount equal to the value of any deferred compensation (not including stock appreciation rights, stock options or stock grants), and any accrued, unused vacation and unreimbursed business expenses (including automobile and relocation expense, and tax gross up on such automobile and relocation expenses); (ii) an amount equal to the annual Bonus described in Section 4.a.(ii) herein; (iii) Company shall continue to provide Company paid individual life insurance and shall subsidize all family group health insurance plans under COBRA, provided by Company to Executive as of the date of such termination, for a period of 18 months from the date of termination of the Employment Term; and (iv) the value as if fully vested of any vested or unvested stock grants, (including restricted stock awards (RSAs)), any stock options and any SARS. For purposes of this Agreement the value of any stock option or SAR shall be the spread between the grant price and the closing price of the common stock of the Company measured on the exchange on which the Company’s stock is traded on the date of the relevant event, or the next day on which the exchange is open if the exchange is closed on the date of the relevant event; the value of any common stock shall be the closing price of the common stock of the Company measured on the exchange on which it is traded on the date of the relevant event or the next day on which the exchange is open if the exchange is closed on the date of the relevant event. Once the Company makes such payment all such SARS, stock options and stock grants shall be automatically deemed cancelled.

This Section 3.c sets forth Company’s entire severance obligation to Executive in case of termination of the Employment Term on any basis referred to in this Section 3.c.

d.	Should Company terminate the Employment Term pursuant to paragraph 3.b (ii) Company’s obligations hereunder shall be fully satisfied upon payment by the Company to the Executive of any unpaid Base Salary, accrued, unused vacation time and unreimbursed business expenses through the date of termination, provided, however, that such payment shall not prevent the Company from seeking relief respecting any claim it might have against the Executive hereunder or otherwise.

e.	In the event of either a Change in Control of Company or the Company’s shareholders failing to elect Executive as a member of the Board of Directors or removing Executive as a Director once elected, the Company shall pay executive, in lump sum on the day of the relevant event set forth above in this paragraph (e); (i) an amount equal to one year’s Base Salary, the value of any deferred compensation (not including stock appreciation rights, stock options or stock grants), and any accrued, unused vacation and unreimbursed business expenses (including automobile and relocation expense, and tax gross up on such automobile and relocation expenses); (ii) an amount equal to the annual Bonus described in Section 4.a.(ii) herein; (iii) Company shall continue to provide Company paid individual life insurance and shall subsidize all family group health insurance plans under COBRA, provided by Company to Executive as of the date of the relevant event set forth above, for a period of 18 months from the date of such event; (iv) the value as if fully vested of any vested or unvested stock grants (including RSAs), any stock options, and any SARS. Once the Company makes such payment all such SARS, stock options and stock grants shall be automatically deemed cancelled.

f.	The parties acknowledge that the payment of some or all of the above benefits may be considered to be a form of nonqualified deferred compensation benefits subject to 409A. In recognition of this fact, the parties hereby agree and confirm as follows:

i.	Notwithstanding anything to the contrary in this Agreement, in no event shall any benefits be paid to Executive prior to the 6th month anniversary of the Executive’s Separation from Service as defined below, unless otherwise permissible under 409A. Any and all payments that may not be paid prior to such 6th month anniversary shall be delayed until the first day of the month after such 6th anniversary occurs and shall retroactively apply to make the Executive whole for any lost benefits, with interest at the rate of prime plus 2%, determined as of the first day of the month in which the Separation from Service occurred. To the extent that the Executive is required to pay for the cost of any benefits to keep them in full force and effect during the 6 month delay period for Specified Employees, the Executive shall also be reimbursed for such out-of-pocket expenses as of the same date provided above with the same rate of interest.

ii.	The parties acknowledge that the continuation of benefits under COBRA and other benefits may be continued during the 6 month delay for Specified Employees, but must also be incurred and paid by the December 31 of the second calendar year following the calendar year in which a Separation from Service occurs. To the extent that any benefits would extend beyond this period, a single lump cash payment will be made as of the applicable December 31, in order to avoid any further deferrals of compensation.

iii.	In the event that any payment or benefit required to be paid to Executive pursuant to this Agreement would violate 409A, the parties agree to amend this Agreement, to the extent necessary and reasonable to maintain the spirit of the Agreement without resulting in a violation of 409A.

iv.	In the event of a violation of 409A, it is not the intent of the Company for the Executive to incur the excise tax and other penalties under 409A. Accordingly, to the extent any excise taxes or underpayment of interest or penalties under 409A apply, the Company shall make a “gross up” payment to the Executive, to offset the effect of any excise tax, interest or penalties incurred in accordance with 409A, and any tax on such gross up payments, to the extent such action is legally permitted.

v.	All gross up payments set forth in this Agreement (including any gross up contemplated under Section 5.c hereof) shall be made as soon as legally permitted under 409A, but in no event later than 2 1/2 months following the end of the fiscal year in which the event giving rise to such gross up payment occurs, and, if permissible, before the excise tax becomes due.

g.	Except in the event of a Change in Control, this Agreement shall not be assignable by the Company without the written consent of Executive. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and the same extent that the Company would be required to perform it as if no such succession had taken place.

h.	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.

i.	To the extent that Executive is entitled to payments or benefits pursuant to more than one part of this Section 3 at the same time, Executive shall receive the maximum legally permissible payment and benefit; but in no event shall Executive receive duplicative benefits or payments.

j.	To the extent Executive receives any payment under this Section 3 of amounts equal to the value of deferred compensation, such payments shall be in lieu of receiving any benefit under the corresponding deferred compensation plan or arrangement (including, without limitation, the SERP).

4. Annual compensation.

a.	In consideration of the services to be rendered by Executive hereunder, the Company shall pay to the Executive:

i.	An annual base salary of $570,000, which may be increased, but not decreased without Executive’s consent, from time to time, by Company’s Board of Directors, based upon Compensation Committee review and recommendation (“Base Salary”); and

ii.	A management incentive bonus opportunity (“Bonus”), with respect to the applicable fiscal year equal to 158.7 percent of Base Salary, determined in accordance with Company’s Management Incentive Plan (the “MIP”), as approved by the Board of Directors. Notwithstanding anything herein to the contrary, the Bonus for a particular fiscal year shall be paid to the Executive as soon as reasonably practicable following the end of such fiscal year and in any event no later than 2 1/2 months following the end of such fiscal year; provided that in the event payment of the Bonus to the Executive within such 2 1/2 month period is impracticable, either administratively or economically, as determined by the Company, payment of the Bonus will be made as soon as practicable thereafter.

iii.	Any Bonus payable shall be paid in cash, or shares of Company restricted stock in accordance with the MIP, as approved by the Board of Directors. At least half of the Bonus will be paid in cash. Executive shall have the right to demand registration for all vested stock and Company shall use best efforts to cause such registration at Company expense to be effective.

5. Benefits; Expenses.

a.	Executive shall be entitled to such benefits as are provided generally to Company’s senior executive officers. In addition, Executive shall receive a $1,400 per month car allowance, plus all expenses, including insurance, repairs and maintenance, fuel and normal travel expenses (i.e. tolls, parking, etc.). All the preceding expenses are fully tax protected.

Company shall furnish Executive with individual supplemental life insurance coverage in the amount of $600,000 and individual disability income coverage.

Company shall furnish and maintain continuously directors and officers liability insurance coverage during employment, and shall continue to indemnify and advance legal expenses on behalf of Executive, during Employment Term and after termination for actions occurring during the Employment Term to the extent permitted by law. Executive shall accrue vacation time at a rate of twenty days per year. Executive will receive a quarterly stock option or SARs distribution of Fifty Thousand (50,000) shares on the same schedule as the Board of Directors quarterly distribution, beginning in April 2007, and under substantially the same terms as has been previously granted to the Executive. The Board reserves the right to change the amount of this quarterly distribution at any time.

b.	The Company’s Board of Directors shall fully vest Executive’s SERP benefits upon a Change in Control of Company.

c.	Subject to Section 3.f(v) hereof, in the event of a Change in Control of Company, Executive is entitled to a “gross-up” payment in an amount sufficient to offset the effect of any excise tax incurred in accordance with Section 280G of the Code).

d.	Executive must follow the Company’s stock, options and stock appreciation rights trading policy.

6.	Other Considerations. Company shall permit Executive to hold up to two outside directorships with companies not competing with Company, unless a greater number is approved by the Board of Directors of the Company.

7. Intellectual Property.

a. Assignment of Inventions.

i.	Subject to paragraph (a)(ii) below, Executive hereby assigns and agrees to assign to Company, or to any business concern controlled by or under common control with Company ( “Company Affiliate”) as Company shall specify, all of Executive’s right, title and interest in and to any inventions, formulas, techniques, processes, ideas, algorithms, discoveries, designs, developments and improvements which Executive may make, reduce to practice, conceive, invent, discover, design or otherwise acquire during Executive’s employment by Company or any Company Affiliate, whether or not made during regular working hours, relating to the actual or anticipated business, products, research or development of Company or any Company Affiliate (collectively, “Inventions”).

ii.	The foregoing shall not apply to, and Executive shall not be required to assign any of Executive’s rights in, an invention that Executive developed entirely on Executive’s own time without using any equipment, supplies, facilities, computer programs, or trade secret(s) and/or other proprietary and/or confidential information of Company or any Company Affiliate, except for those inventions that either:

1.	Relate directly or indirectly at the time of conception or reduction to practice of the invention, to the business of Company or any Company Affiliate, or to the actual or contemplated products, research or development of Company or any Company Affiliate, or

2.	Result from any work performed by Executive for Company or any Company Affiliate.

b.	Trade Secrets. Executive shall regard and preserve as confidential: (x) all trade secrets and/or other proprietary and/or confidential information belonging to Company or any Company Affiliate; and (y) all trade secrets and/or other proprietary and/or confidential information belonging to a third party which have been confidentially disclosed to Company or any Company Affiliate, which trade secrets and/or other proprietary and/or confidential information described in (x) and (y) above (collectively, “Confidential Information”) have been or may be developed or obtained by or disclosed to Executive by reason of Executive’s employment. Executive shall not, without written authority from Company to do so, use for Executive’s own benefit or purposes, or the benefit or purpose of any person or entity other than Company or any Company Affiliate, nor disclose to others, either during Executive’s employment with Company or thereafter, except as required in the course of employment with Company or any Company Affiliate, or except as required by law, any Confidential Information (Executive, as CEO, shall have the usual and customary discretion to determine when disclosure is required for the benefit of Company). This provision shall not apply to Confidential Information that has been voluntarily disclosed to the public by Company or any Company Affiliate, or otherwise entered the public domain through lawful means. Confidential Information shall include, but not be limited to, all nonpublic information relating to any of the following regarding Company or any Company Affiliate: (1) business, research, development and marketing plans, strategies and forecasts; (2) business; (3) products (whether existing, in development, or being contemplated); (4) customers’ identities, usages, and requirements; (5) reports; (6) formulas; (7) specifications; (8) designs, software and other technology; (9) research and development programs; and (10) terms of contracts.

c.	Works of Authorship. Executive agrees that any original works of authorship, including, without limitation, all documents, blueprints, drawings, mask works and computer programs (including, without limitation, all software, firmware, object code, source code, documentation, specifications, revisions, supplements, modules, and upgrades), conceived, created, performed or produced during the term of Executive’s employment with Company or any Company Affiliate, and all foreign and domestic, registered and unregistered, copyrights and mask work rights and applications for registrations therefore related to any such work of authorship, in each case, whether or not made during regular working hours, relating to the actual or anticipated business, products, research or development of Company or any Company Affiliate (collectively, “Works of Authorship”) shall be the exclusive property of Company or any Company Affiliate as Company shall specify. To the extent that Executive has or obtains any right, title or interest in or to any Works of Authorship, Executive hereby assigns and agrees to assign to Company or any Company Affiliate as Company shall specify, all of such right, title and interest therein and thereto. This paragraph does not include any publicly available materials, unless such materials shall have become public in violation of this Agreement.

d.	Disclosure. Executive shall promptly and fully disclose any and all Inventions and Works of Authorship to Company’s General Counsel or other official as Company’s Board of Directors may designate for such purpose.

e.	Further Assistance. Executive shall, during Executive’s employment with Company or any Company Affiliate and at any time thereafter, upon the request of and at the expense of Company or such Company Affiliate, but at no additional compensation to Executive other than travel expense reimbursement: do reasonable acts and things including, but not limited to, making and executing documents, applications and instruments and giving information and testimony, in each case, deemed by Company from time to time to be necessary or appropriate (1) to vest, secure, defend, protect or evidence the right, title and interest of Company in and to any and all Inventions, Works of Authorship and Confidential Information; and (2) to obtain for Company, in relation to all such, letters patent, design registrations, copyright registrations and/or mask work registrations, in the United States and any foreign countries, and/or any reissues, renewals and/or extensions thereof.

f.	Return of Documents. All media on which any Inventions, Works of Authorship or Confidential Information may be recorded or located, including, without limitation, documents, samples, models, blueprints, photocopies, photographs, drawings, descriptions, reproductions, cards, tapes, discs and other storage facilities (collectively, “Documentation”) made by Executive or that come into Executive’s possession by reason of Executive’s employment are the property of Company and shall be returned to Company by Executive upon termination of employment. Executive will not deliver, reproduce, or in any way allow any Documentation to be delivered or used by any third party without the written direction or consent of a duly authorized representative of Company.

8.	Competition and Solicitation.

a.	Competition. Executive covenants and agrees that (a) for so long as he shall be employed by Company or any Company affiliate, he shall not, directly or indirectly, as principal, partner, agent, servant, employee, stockholder, or otherwise, anywhere in the world (the “Territory”), engage or attempt to engage in any business activity competitive with the business being conducted or, to the knowledge of Executive prior to Notice of Termination or actual termination, whichever is earlier, being planned to be conducted by Company or any Company affiliate, and (b) for one year after termination, Executive shall not, in the Territory, so engage or attempt to engage in any business activity competitive with any business conducted or planned to be conducted by any of Company or any Company affiliate within one year prior to termination. The foregoing shall not prohibit Executive, his affiliates, spouse, and children from owning beneficially any publicly traded security, so long as the beneficial ownership by all of them, when combined with the beneficial ownership of such publicly traded security by any person (as defined above) of which any of them is a member, constitutes less than 5% of the class of such publicly traded security. Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of Company and that in the event that any such territorial or time limitation is deemed to be unreasonable in any proceeding to enforce these provisions or otherwise, Executive agrees to request, and to submit to, the reduction of said territorial or time limitation to such an area or period as shall be deemed reasonable by the relevant tribunal. In the event that Executive shall be in violation of the foregoing restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur. The existence of any claim or cause of action by Executive against Company, if any, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the foregoing restrictive covenants.

b.	Solicitation. Executive covenants and agrees that for a period of 12 months after Executive’s termination of employment with Company for any reason, Executive shall not, directly or indirectly, whether on behalf of the Executive or others, solicit, lure or hire away any employees of Company or assist or aid in any such activity.

9.	Separation from Service.

For purposes of this Agreement, a Separation from Service shall have the same meaning as under 409A. Consistent with Proposed Treasury Regulation Section 1.409A-1(h), or any subsequent guidance under 409A, no Separation from Service shall occur if an Executive continues to perform services as a consultant or an employee in accordance with the following rules:

a.	Leave of Absence. For purposes of 409A, the employment relationship is treated as continuing in effect while an Executive is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Executive’s right to reemployment with the Company is provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated.

b.	Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by an Executive are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of 409A, if an Executive is providing services to the Company or any Company Affiliates at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

c.	Consulting Services. Where an Executive continues to provide services to the Company or any Company Affiliates in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Executive is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

10. Miscellaneous.

a.	Executive agrees that a remedy at law for any breach or proposed or attempted breach of the provisions of Sections 8 or 9 shall be inadequate and that Company shall be entitled to injunctive relief with respect to such breach or proposed or attempted breach, in addition to any other remedy it might have. The provisions of Sections 8 and 9 shall be enforceable notwithstanding the existence of any claim or cause of action of Executive against Company or any Company Affiliate, whether predicated on such Section or otherwise.

b.	Except as otherwise provided herein, the agreements, assignments and appointments made by Executive hereunder and the obligations of Executive herein shall survive the termination of Executive’s employment with Company, whether by Executive or Company.

c.	This Agreement may be modified only by a written instrument duly executed by the parties hereto. No term or provision of this Agreement shall be deemed waived, and no breach excused, unless such waiver or consent shall be in writing and signed by the parties hereto. The failure of either party or any Company Affiliate at any time to enforce performance of any provision of this Agreement shall in no way affect such person’s rights thereafter to enforce the same, nor shall the waiver by any such person of any breach of any provision hereof be deemed to be a waiver of any other breach of the same or any other provision hereof.

d.	If any provision of this Agreement, or the application of such provision, is held invalid, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby.

e.	Any notice authorized or required to be given hereunder shall be deemed given or made, if in writing, upon personal delivery, by telecopier on the date that transmission is confirmed electronically, if such confirmation occurs by 4:00PM on such date and such date is a business day, or otherwise, on the first business day thereafter, or three days after mailing by certified or registered mail, return receipt requested, to the Company, at the address set forth at the top of the first page, to the attention of Mr. Timothy P. Craig, Chairman of the Compensation Committee of the Board of Directors, or to the Executive at the address to which this letter is addressed, as set forth above, or such other address of which either party shall give notice to the other.

f.	This Agreement shall be governed by the laws of the state of New York, applicable to an agreement negotiated, signed, and wholly to be performed in such state.

g.	Any dispute arising hereunder (including but not limited to interpretation or performance) shall be resolved in New York, NY by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association, except that the arbitrator shall be an active member of the New York bar specializing for at least 15 years in general corporate law and contracts practice, who shall apply the terms of this agreement and make findings of fact and conclusions of law in making the arbitration award.

h.	This Agreement supersedes and replaces any prior Employment Agreements or other agreements. Notwithstanding the foregoing, the Indemnification Agreement between the Company and Executive shall remain in full force and effect; in the event of any conflict between this Agreement and the Indemnification Agreement the terms and conditions of the Indemnification Agreement shall govern.

i.	The following sections of this Agreement shall survive its expiration or termination: 3.c-i, the indemnification portion of Section 5.a., Sections 5.b-c, and Sections 7-10.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

/s/ Steven J. Bilodeau	STANDARD MICROSYSTEMS CORPORATION By: /s/ Timothy P. Craig

Steven J. Bilodeau Date: March 21, 2007	Timothy P. Craig, Chairman of the Compensation Committee of the Board of Directors Dated: March 20, 2007